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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

               Date of report (Date of earliest event reported):
                                November 6, 2000


                                   AETNA INC.
               (Exact Name of Registrant as Specified in Charter)



        Connecticut                  1-11913                  02-0488491
(State or Other Jurisdiction  (Commission File Number)     (I.R.S. Employer
     of Incorporation)                                    Identification No.)



             151 Farmington Avenue
               Hartford, Connecticut                            06156
     (Address of Principal Executive Offices)                 (Zip Code)



                                 (860) 273-0123
              (Registrant's telephone number, including area code)

                                      N/A
         (Former Name or Former Address, if Changed Since Last Report)


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Item 9. Regulation FD Disclosure

In response to questions Aetna Inc. has received subsequent to its third quarter earnings release on November 1, 2000, Aetna hereby provides the following additional detailed information concerning its third quarter 2000 financial results:

Aetna U.S Healthcare's third quarter 2000 operating results included, among other items, $6 million (after-tax) in net favorable contract developments related to prior periods, as previously disclosed. This net amount consists of a favorable development of approximately $30 million ($20 million after-tax) related to a non-HMO government plan arrangement, partially offset by an unfavorable development of approximately $21 million ($14 million after-tax) related to the resolution or termination of certain Medicare provider contracts. These developments occurred with respect to the Aetna U.S. Healthcare book of business (excluding the Prudential Health Care business).

Also, medical costs rose for the third quarter 2000 for the Prudential Health Care commercial HMO business, as previously disclosed. These increased medical costs include approximately $11 million ($7 million after-tax) of unfavorable developments related to prior periods in 2000, and a higher trend assumption for the third quarter.

Also, as noted on the consolidated balance sheet, cash declined from June 30, 2000 to September 30, 2000 by approximately $800 million. This decline is primarily due to reductions in cash balances in the Aetna International business. Approximately $600 million of the decline was due to an investment securities re-balancing that began in the second quarter and continued throughout the third quarter. This re-balancing created a larger cash position at June 30, 2000 which was subsequently invested in debt and equity securities during the third quarter. Also, approximately $130 million of the decline occurred in the Large Case Pension business, reflecting normal paydown of run-off liabilities and other investing activities.



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                                   SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, each Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        AETNA INC.


Date: November 6, 2000                  By: /s/ Ronald M. Olejniczak
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                                           Name:  Ronald M. Olejniczak
                                           Title: Vice President


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